SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                             SCHEDULE 14D-9
     SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO SECTION 14(D)(4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. 5)

       MCNEIL PACIFIC INVESTORS FUND 1972    MCNEIL REAL ESTATE FUND XIV, LTD.

       MCNEIL REAL ESTATE FUND V, LTD.       MCNEIL REAL ESTATE FUND XV, LTD.

       MCNEIL REAL ESTATE FUND IX, LTD.      MCNEIL REAL ESTATE FUND XX, L.P.

       MCNEIL REAL ESTATE FUND X, LTD.       MCNEIL REAL ESTATE FUND XXIV, L.P.

       MCNEIL REAL ESTATE FUND XI, LTD.      MCNEIL REAL ESTATE FUND XXV, L.P.
                             (NAME OF SUBJECT COMPANY)

                               MCNEIL PARTNERS, L.P.
                        (NAME OF PERSON FILING STATEMENT)

                          Limited Partnership Units
                         (TITLE OF CLASS OF SECURITIES)

               582566 10 5                     582568 88 7
               582568 20 0                     582568 50 7
               582568 10 1                     None
               582568 20 0                     582568 88 7
               582568 30 9                     582568 87 9
                 (CUSIP NUMBERS OF CLASSES OF SECURITIES)

                               Donald K. Reed
                            MCNEIL PARTNERS, L.P.
                      13760 Noel Road, Suite 700, LB70
                            Dallas, Texas  75240
                             (214) 448-5800
     (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
     RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                 Copy to:

                            Patrick J. Foye, Esq.
                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                             919 Third Avenue
                         New York, New York  10022
                              (212) 735-2274


               This Amendment No. 5 amends and supplements Items 3 and 9 of the Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of McNeil Partners, L.P., a Delaware limited partnership (the "Partnership"), filed with the Securities and Exchange Commission (the "Commission") on August 18, 1995, Amendment No. 1 to the Schedule 14D-9 filed with the Commission on August 25, 1995, Amendment No. 2 to the Schedule 14D-9 filed with the Commission on September 8, 1995, Amendment No. 3 to the Schedule 14D-9 filed with the Commission on September 13, 1995 and Amendment No. 4 to the Schedule 14D-9 filed with the Commission on September 18, 1995. Unless otherwise indicated, all capitalized terms used but not defined in this Amendment No. 5 have the meanings set forth in the
     Schedule 14D-9, as amended.

     ITEM 3.   IDENTITY AND BACKGROUND.

               Item 3(b) is hereby supplemented by adding the following:

               The information set forth in Exhibit (a)(4) attached hereto is incorporated herein by reference.

     ITEM 9.   MATERIAL TO BE FILED AS EXHIBITS.

               Item 9 is hereby supplemented by adding the following:

               (a)(4)    Form of Press Release issued by McNeil
                         Partners on September 20, 1995.


                                 SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  September 20, 1995

                              MCNEIL PARTNERS, L.P.
                              General Partner of each of the Partnerships

                                 By:    McNeil Investors, Inc.
                                        General Partner

                                  By:   /s/ Donald K. Reed
                                        Donald K. Reed
                                        President


                               EXHIBIT INDEX

       Exhibit                  Description                    Page

       (a)(4)   Form of Press Release issued by McNeil
                Partners on September 20, 1995.